Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-130638 and 333-129947) on Form S-3 and (No. 333-127518) on Form S-8 of Clearant, Inc. of our report dated May 17, 2007 relating to our audit of the financial statements, which appear in this Annual Report on Form 10-KSB of Clearant, Inc. for the year ended December 31, 2006. Our report dated May 17, 2007 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
May 17, 2007